EXHIBIT 4.8

AMENDMENT NO. 4

TO

LIMITED PARTNERSHIP AGREEMENT

OF

WASHINGTON PRIME GROUP, L.P.

This Amendment No. 4 is made effective as of January 14, 2015, by the General Partner and the Limited Partners of Washington Prime Group, L.P., an Indiana limited partnership (the “Partnership”).

Recitals

1.              The Partnership was organized pursuant to a Limited Partnership Agreement dated as of January 17, 2014, as thereafter amended and restated pursuant to an Amended and Restated Limited Partnership Agreement, dated as of May 27, 2014, as thereby amended from time to time (the “Partnership Agreement”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

2.              The General Partner intends to acquire Glimcher Realty Trust (“GRT”) pursuant to an agreement and plan of merger, a draft form of which has been approved by the Board of Directors of the General Partner (the definitive form of such agreement and plan of merger, the “Merger Agreement”) and related agreements, documents, instruments and certificates (collectively, the “Transaction Documents”) (the consummation of the merger and the other transactions contemplated by the Transaction Documents, collectively the “Transaction”).

3.              The Partnership, the General Partner and certain of their subsidiaries have entered into the Merger Agreement with GRT and Glimcher Properties Limited Partnership (“Glimcher LP”).

4.              Pursuant to the Merger Agreement, among other things (A) GRT will merge with and into a newly formed subsidiary of the Partnership, WPG Subsidiary Holdings I, LLC (“Merger Sub I”), with Merger Sub I being the surviving entity (the “Merger”), and each outstanding common share, $0.01 par value per share, of GRT will be converted into the right to receive $10.40 (the “Cash Consideration”) and 0.1989 shares of common stock of the General Partner, par value $0.0001 per share (the “Stock Consideration” and collectively with the Cash Consideration, the “Merger Consideration”), (B) in connection with the Merger, a separate newly formed subsidiary of the Partnership, WPG Subsidiary Holdings Inc. (“Merger Sub II”) will merge with and into Glimcher LP, with Glimcher LP being the surviving entity, and each outstanding unit of Glimcher LP (except as set forth in the Merger Agreement) shall be converted into the right to receive units of the Partnership as set forth in the Merger Agreement and (C) in connection with the Merger, the General Partner has authorized the issuance of shares of Series G Cumulative Redeemable Preferred Stock, the Series H Cumulative Redeemable Preferred Stock and the Series I Cumulative Redeemable Preferred Stock (the “Series I Preferred Shares”), and at the effective time of the Merger, each outstanding Series G Preferred Share of GRT will be converted into one share of Series G Cumulative Redeemable Preferred Stock of the

General Partner, each outstanding Series H Preferred Share of GRT will be converted into one share of Series H Cumulative Redeemable Preferred Stock of the General Partner and each outstanding Series I Preferred Share of GRT will be converted into one Series I Preferred Share.

5.              In connection with and in furtherance of the Transaction, the General Partner deems it to be in the best interests of the Partnership to amend the Partnership Agreement to provide for the creation of a new class of non-voting preferred partnership interests designated as the Series I-1 Preferred Interests (the “Series I-1 Preferred Interests”), with the rights, privileges and preferences substantially similar to the Series I Preferred Shares (except as otherwise specified herein), for issuance in connection with the sale or contribution of real estate and real estate assets to the Partnership from time to time.

6.              Pursuant to Section 9.3(a) of the Partnership Agreement, the General Partner has the power, without the consent of the limited partners of the Partnership, to amend the Partnership Agreement with respect to the issuance of additional interests in the Partnership such as those contemplated herein.

Amendment

NOW, THEREFORE, the Partnership Agreement is hereby amended as set forth in this Amendment No. 4.

1.                                      Creation and Issuance of Series I-1 Preferred Interests.

(a)                                 The Partnership is authorized, through the sole action of the General Partner on its behalf, to create, designate and issue units of Series I-1 Preferred Interests (“Units”) having the same terms of the Series I Preferred Shares as designated in the Amended and Restated Articles of Incorporation, as amended, of the General Partner (the “Articles of Incorporation”), except as otherwise specified in this Amendment No. 4.  Units shall be evidenced by a Certificate of Series I-1 Preferred Limited Partner Interest in the form attached as Exhibit A.

(b)                                 There is hereby created and designated a series of non-voting preferred limited partner interests known as the Series I-1 Preferred Interest consisting of 130,592 Units, which may be issued by the Partnership from time to time in connection with the sale or contribution of real estate and real estate related assets to the Partnership by one or more third parties, with each such party being admitted as a limited partner in respect of such Series I-1 Preferred Interest (the “Admitted Limited Partners”) and each Admitted Limited Partner agreeing to be bound by the provisions of the Partnership Agreement as amended by this Amendment No. 4.

2.                                      Preferred Contribution; Preferred Return.

(a)                                 Prior to January 15, 2015 (the “Series I-1 Distribution Start Date”), no distributions shall accrue or be payable on any Units.  From and after the Series I-1 Distribution Start Date, distributions shall begin to accrue on each Unit and each Unit issued to an Admitted Limited Partner shall be entitled to receive, and the Partnership shall pay, a distribution (the “Series I-1 Preferred Return”) on each Unit equal to 7.300% per annum (provided that with respect to the first such distribution that is made after the Series I-1 Distribution Start Date, the amount of such distribution shall be pro-rated to reflect the period from and after the Series I-1 Distribution Start Date).  To the extent that any Series I-1 Preferred Return is not paid when due, such amount shall accrue on the same terms and conditions as distributions on the Series I Preferred Shares under the Articles of Incorporation.  The Series I-1 Preferred Return shall be due on the same dates as distributions on the Series I Preferred Shares are due under the Articles of Incorporation.  For purposes hereof, no effect shall be given to any amendment or modification of the Articles of Incorporation.

(b)                                 In the event of liquidation and dissolution of the Partnership, the holder of any Series I-1 Preferred Interest then outstanding shall be entitled to receive, prior to distributions to Partners pursuant to Section 6.2 of the Partnership Agreement, an amount equal to the Liquidation Preference (as defined in the Articles of Incorporation) plus accrued and unpaid dividends which would be payable under the Articles of Incorporation to the holder of an equal amount of the Series I Preferred Shares if on the date of dissolution of the Partnership the General Partner were to dissolve and liquidate.

(c)                                  Except as expressly provided herein, the holders of any Series I-1 Preferred Interests shall not be entitled to participate in any other distributions made by the Partnership under the Partnership Agreement.

3.                                      Capital Account; Allocations. A separate Capital Account shall be established and maintained with respect to the Series I-1 Preferred Interest, with adjustments thereto and other allocations of Partnership items made consistent with the Regulations and the advice of the Partnership’s independent accountants.

4.                                      Redemption.

(a)                                 From and after the Series I-1 Distribution Start Date, each holder of Units shall have the right, exercisable in its discretion, to cause the Partnership to redeem all or a portion of its Units, at any time or from time to time, on the terms and subject to the conditions and restrictions contained in Section 4.4 of the Partnership Agreement and the conditions and restrictions contained in Exhibit B to this Amendment No. 4.

(b)                                 In the event of the death of an Admitted Limited Partner holding Units, the Partnership may, after the six month period subsequent to such death, unilaterally redeem the Units held by such deceased Admitted Limited Partner and such redemption shall, in the sole and absolute discretion of the Partnership, be paid in the form of cash or Shares, or any combination thereof, as described in Exhibit B to this Amendment No. 4.

(c)                                  If the Admitted Limited Partner is James Keegan as Trustee of the James R. and Christine L. Keegan Living Trust U/D/T dated July 9, 2014, then in the event of the death of James Keegan, the Partnership may, after the six month period subsequent to such death, unilaterally redeem the Units held by the James R. and Christine L. Keegan Living Trust and such redemption shall, in the sole and absolute discretion of the Partnership, be paid in the form of cash or Shares, or any combination thereof, as described in Exhibit B to this Amendment No. 4.

(d)                                 If the Admitted Limited Partner is Mary Keegan as Trustee of the Mary Frances Keegan Revocable Living Trust U/D/T dated December 6, 2004, then in the event of the death of Mary Keegan, the Partnership may, after the six month period subsequent to such death, unilaterally redeem the Units held by the Mary Frances Keegan Revocable Living Trust and such redemption shall, in the sole and absolute discretion of the Partnership, be paid in the form of cash or Shares, or any combination thereof, as described in Exhibit B to this Amendment No. 4.

5.                                      Ranking. With regard to rights to receive distributions and amounts payable upon liquidation and dissolution of the Partnership, the Series I-1 Preferred Interests rank on a parity with the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units.

6.                                      Voting Rights. To the fullest extent permitted by law, and except as otherwise provided in the Partnership Agreement, holders of Series I-1 Preferred Interests shall not have voting rights on any matter.

7.                                      Investment Representations, Transfer Restrictions.

(a)                                 The Admitted Limited Partners each represent and warrant to the Partnership that (i) it is acquiring the Series I-1 Preferred Interest for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Series I-1 Preferred Interest, (ii) it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, and (iii) it understands that the issuance of the Series I-1 Preferred Interest is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 thereunder, and that the Series I-1 Preferred Interests will be “restricted securities” as defined in Rule 144 under the Securities Act.

(b)                                 The Admitted Limited Partners each covenant that they will not sell or otherwise transfer the Series I-1 Preferred Interest (or any interest therein) except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel in such form and by such counsel satisfactory to the Partnership, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

(c)                                  The certificates evidencing Units shall bear an appropriate legend reflecting the foregoing restrictions on transfer of the Series I-1 Preferred Interest.

8.                                      Additional Documents and Actions. The General Partner is expressly authorized on behalf of the Partnership to (i) execute and deliver all such other instruments, assignments, affidavits, notices, agreements, consents, certificates and other documents, and (ii) take all such further and other actions as the General Partner shall deem necessary, advisable or appropriate to carry out the transactions contemplated in this Amendment No. 4.

9.                                      Construction; Partnership Agreement. Consistent with Section 9.3 of the Partnership Agreement, and except as otherwise provided for herein, it is intended that the economic interests of the Series I-1 Preferred Interest shall be substantially similar to the Series I Preferred Shares, and this Amendment No. 4 shall be construed as reasonably required with respect to the preferences and rights of the Series I-1 Preferred Interest to give effect to such intent. Except as expressly provided herein or as so reasonably required to give effect to the provisions hereof, the terms of the Partnership Agreement shall remain in full force and effect and are hereby ratified and confirmed.

10.                               Counterparts. For the convenience of the signatories hereto, this Amendment No. 4 may be executed in counterparts and each such counterpart shall be deemed to be an original instrument, all of which taken together shall constitute one instrument.

11.                               Governing Law. This Amendment No. 4 shall be governed by the laws of the State of Indiana, without regard to the principles of conflicts of law. Except to the extent the Act is inconsistent with the provisions of this Amendment No. 4, the provisions of such Act shall apply to the Partnership.

12.                               Legal Construction. In case any one or more of the provisions contained in this Amendment No. 4 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Amendment No. 4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               Gender. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

14.                               Prior Amendments Superseded. This Amendment No. 4 supersedes any prior understandings or written or oral agreements amongst the Partners, or any of them, respecting the within subject matter of this instrument and contains the entire understanding amongst the Partners with respect thereto.

15.                               No Third Party Beneficiary. The terms and provisions of this Amendment No. 4 are for the exclusive use and benefit of the General Partner and Limited Partners and shall not inure to the benefit of any other Person.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 4 effective as of the date first set forth above.

GENERAL PARTNER:

Washington Prime Group Inc.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	General Counsel and Secretary

[Signature Page to Series I-1 Mirror Preferred Units]

Exhibit A

CERTIFICATE
OF
UNITS OF SERIES I-1 PREFERRED
LIMITED PARTNER INTEREST
IN
WASHINGTON PRIME GROUP, L.P.

Certificate No.:          No. of Units:

Washington Prime Group Inc., as General Partner of Washington Prime Group, L.P., an Indiana limited partnership (the “Company”), hereby certifies that [                                        ] is the registered owner of [                ] ([                ]) Units of Series I-1 Preferred Limited Partner Interest in the Company. The rights, preferences and limitations of the Units are set forth in (i) the Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of May 27, 2014, (ii) Amendment No. 1 to Limited Partnership Agreement of Washington Prime Group, L.P., dated as of January 13, 2015, (iii) Amendment No. 2 to Limited Partnership Agreement of Washington Prime Group, L.P., dated as of January 13, 2015, (iv) Amendment No. 3 to Limited Partnership Agreement of Washington Prime Group, L.P., dated as of January 13, 2015 and (v) Amendment No. 4 to Limited Partnership Agreement of Washington Prime Group, L.P., dated as of January 13, 2015 (collectively, the “Agreement”), copies of which are on file at the Company’s principal office at 225 West Washington Street, Indianapolis, Indiana 46204.

This Certificate and the Units evidenced hereby are not transferable except in accordance with the terms of the Agreement and applicable federal and state securities laws.

Washington Prime Group Inc.
General Partner

Dated: [ ]	By:
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, OR OTHERWISE TRANSFERRED EXCEPT (i) UPON EFFECTIVE REGISTRATION OF THE SECURITIES REPRESENTED HEREBY UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR (ii) UPON ACCEPTANCE BY THE ISSUER OF AN OPINION OF COUNSEL IN SUCH FORM AND BY SUCH COUNSEL OR OF OTHER DOCUMENTATION SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED.

Exhibit B

TERMS OF RIGHTS OF REDEMPTION

The Rights of Redemption granted pursuant to Section 4.4 of the Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P., dated as of May 27, 2014 (as amended, the “Agreement”), shall be subject to the following terms and conditions:

1.                                      Definitions.  The following terms and phrases shall, for purposes of this Exhibit B and the Agreement, have the meanings set forth below:

“Beneficially Own” shall mean the ownership of Shares by a Person who would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

“Deemed Value of the Partnership” as of any date, shall mean and be equal to the total number of Shares issued and outstanding at the close of business on the trading day immediately preceding such date (and excluding any treasury shares), multiplied by the Current Per Share Market Price on the trading day immediately preceding such date.

“Election Notice” shall mean the written notice to be given by the Partnership to the Exercising Partners in response to the receipt by the Partnership of an Exercise Notice from such Exercising Partners, the form of which Election Notice is attached hereto as Schedule 1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

“Exercise Notice” shall have the meaning set forth in Paragraph 2 hereof.

“Exercising Partners” shall have the meaning set forth in Paragraph 2 hereof.

“Offered Interests” shall mean the Partnership Units of the Exercising Partners identified in an Exercise Notice which, pursuant to the exercise of Rights of Redemption, will be acquired by the Partnership under the terms hereof.

“Redemption” shall have the meaning set forth in Paragraph 2 hereof.

“Rights of Redemption” shall have the meaning set forth in Paragraph 2 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute.

Capitalized terms used, but not defined, in this Exhibit B, shall be used as defined in the Agreement.

2.                                      Delivery of Exercise Notices.  Any one or more Limited Partners (“Exercising Partners”) may, subject to the limitations set forth herein, deliver to the General Partner written notice (the “Exercise Notice”) pursuant to which such Exercising Partners elect to cause the Partnership to redeem (the “Redemption”) all or any portion of their Partnership Units, subject to the limitations contained in Paragraph 3 below (the “Rights of Redemption”).

3.                                      Limitations on Delivery of Exercise Notices.  The ability of Limited Partners to exercise Rights of Redemption shall be restricted as follows:

(a)                                 only three (3) Exercise Notices per Limited Partner may be delivered to the General Partner during each calendar year period; provided, however, such Exercise Notice may be delivered by or on behalf of one or more Exercising Partners; and

(b)                                 The first Exercise Notice may not be delivered to the General Partner prior to 24 months after the date on which the Offered Interests are issued to such Exercising Partner.

4.                                      Computation of Redemption Price/Form of Payment.  The Redemption price (“Redemption Price”) payable by the Partnership to each Exercising Partner shall be equal to the Deemed Partnership Unit Value of such Exercising Partner’s Offered Interest computed as of the date on which the Exercise Notice was delivered to the General Partner (the “Computation Date”).  The Redemption Price shall, in the sole and absolute discretion of the Partnership, be paid in the form of (a) cash, or cashier’s or certified check, or by wire transfer of immediately available funds to the Exercising Partner’s designated account or (b) by the delivery of a number of Shares equal to the quotient of (x) the Redemption Price divided by (y) the Current Per Share Market Price as of the Computation Date adjusted as appropriate to account for any stock splits, stock dividends or other similar transactions between the Computation Date and the closing of the purchase and sale of Offered Interests in the manner specified in Paragraph 10(d) below or (c) any combination of cash and Shares (valued at such Current Per Share Market Price).

5.                                      Purchase by the General Partner.  Within ten (10) days after receipt of any Exercise Notice, the General Partner will notify the Exercising Partners whether it intends to issue Shares to the Exercising Partners, to satisfy the Partnership’s Redemption obligation, to be used to purchase all or a portion of the Offered Interests.  If the General Partner elects to issue Shares to the Exercising Partners, simultaneously with the Redemption of the remaining Offered Interests from the Exercising Partners by the Partnership, the General Partner (or its designee) shall purchase such portion of the Offered Interests from the Exercising Partners in exchange for Shares, with such portion of the Offered Interests and the Shares valued as provided in Paragraph 4 hereof.

6.                                      Closing; Delivery of Election Notice.  The closing of the Redemption of Offered Interests by the Partnership shall, unless otherwise mutually agreed, be held at the principal offices of the Partnership, on the date(s) specified below.  The General Partner shall, within thirty (30) days after receipt by it of any Exercise Notice delivered in accordance with the requirements of Paragraph 3 hereof, deliver to the Exercising Partners an Election Notice, which Election Notice shall set forth the computation of the Redemption Price and shall specify the form of the Redemption Price (which the Redemption Price shall be in accordance with Paragraph 4 hereof and shall be in the form of Shares to the extent specified in the notice from the General Partner given under Paragraph 5 hereof) to be paid by the Partnership and/or the General Partner to such Exercising Partners and the date, time and location for completion of the Redemption and/or purchase of the Offered Interests, which date shall, to the extent required, in no event be more than (i) ten (10) days after receipt by the General Partner of the Election Notice for Offered Interests with respect to which the Partnership has elected to pay the Redemption Price by issuance of Shares of the General Partner or (ii) sixty (60) days after the initial date of

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receipt by the Partnership of the Exercise Notice for Offered Interests with respect to which the Partnership has elected to pay the Redemption Price in cash; provided, however, that such sixty (60) day period may be extended for an additional period to the extent required for the General Partner to cause additional Shares to be issued to provide financing to be used to acquire the Offered Interests.  Notwithstanding the foregoing, the Partnership agrees to use its best efforts to cause the closing of the Redemption of Offered Interests hereunder to occur as quickly as possible.

7.                                      Adjustment to Redemption Price.  If, with respect to the exercise of Rights of Redemption, the Partnership elects to pay all or any portion of the Redemption Price in cash and if as a result thereof the General Partner elects to raise such cash through a public offering of its securities, borrowings or otherwise, either (a) the Exercising Partner may withdraw the Exercise Notice or (b) the aggregate Redemption Price computed under Paragraph 4 above for a given calendar year shall be reduced by an amount (“Transaction Expenses”) equal to the expenses incurred by the General Partner in connection with such raising of funds allocable to the amounts required to pay the Redemption Price hereunder; provided, however, that notwithstanding the foregoing, the Redemption Price shall not be reduced hereunder by an amount exceeding 5% of the Redemption Price computed without regard to the adjustment for Transaction Expenses.

8.                                      Closing Deliveries.  At the closing of the Redemption of Offered Interests, payment of the Redemption Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Interests to or at the direction of the Partnership and with respect to the status of the Limited Partner Units being sold, free and clear of all Liens, and (B) the Partnership with respect to due authority for the Redemption of such Offered Interests, and (ii) to the extent that any Shares are issued in payment of the Redemption Price or any portion thereof, (A) an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partners, to the effect that such Shares have been duly authorized, are validly issued, fully paid and nonassessable, and (B) a share certificate or certificates evidencing the Shares to be issued and registered in the name of the Exercising Partner or its designee.

9.                                      Term of Rights of Redemption.  Unless sooner terminated, the rights of the parties with respect to the Rights of Redemption shall commence as of the date hereof and lapse for all purposes and in all respects on the thirtieth (30) anniversary of the date hereof; provided, however, that the parties hereto shall continue to be bound by an Exercise Notice delivered to the General Partner prior to such anniversary.

10.                               Covenants.  To facilitate the General Partner’s and the Partnership’s ability to fully perform their respective obligations hereunder, the General Partner and the Partnership covenant and agree as follows:

(a)                                 At all times during the pendency of the Rights of Redemption, the General Partner shall reserve for issuance such number of Shares as may be necessary to enable the Partnership to use such Shares issued to it in full payment of the Redemption Price in regard to all Partnership Units which are from time to time outstanding.

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(b)                                 As long as the General Partner shall be obligated to file periodic reports under the Exchange Act, the General Partner will timely file such reports in such manner as shall enable any recipient of Shares issued to the Partnership hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

(c)                                  During the pendency of the Rights of Redemption, the Limited Partner Representatives shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to its shareholders generally.

(d)                                 If the General Partner shall issue or sell any Shares or other equity securities or any instrument convertible into any equity security for a consideration less than the fair value of such Shares or other equity security, as determined in each case by the Board of Directors of the General Partner, in consultation with the General Partner’s professional advisors, or if the General Partner shall declare any share distribution, share split, or the like, then the Partnership shall provide fair and equitable arrangements, to the extent necessary, to fully adjust, and to avoid any dilution in, the rights of Limited Partners under this Agreement.

(e)                                  Notwithstanding the General Partner’s determination to issue Shares to effect all or a portion of the Redemption, the General Partner may not issue such Shares and the Partnership shall be required to pay the Redemption Price by cashier’s check or wire transfer of immediately available funds to the extent that such issuance of Shares would disqualify the General Partner from being characterized as a REIT.

(f)                                   The General Partner shall, within five days after request by a Limited Partner, provide or cause to be provided to such Limited Partner a computation of the Deemed Value of the Partnership.

11.                               Limited Partners’ Covenant.  Each Limited Partner covenants and agrees with the Partnership that all Offered Interests tendered to the Partnership in accordance with the exercise of Rights of Redemption herein provided shall be delivered to the Partnership free and clear of all Liens and should any Liens exist or arise with respect to such Offered Interests, the Partnership shall be under no obligation to acquire the same unless, in connection with such acquisition, the Partnership has elected to pay such portion of the Redemption Price in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration and the Partnership is expressly authorized to apply such portion of the Redemption Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full.  Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the Redemption of its Offered Interests by the Partnership (or its designee), such Limited Partner shall assume and pay such transfer tax.

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SCHEDULE 1

ELECTION NOTICE

To:                             [Exercising Partner]

Re:                             Election Notice

This notice is being given pursuant to Paragraph 6 of Exhibit B to Amendment No. 4 to Limited Partnership Agreement of Washington Prime Group, L.P., dated as of January 13, 2015, as amended from time to time.  Capitalized terms are used herein as therein defined.

The Redemption Price for the Offered Interests is $                    .  The Redemption Price will be paid in the form of [specify number of Shares and/or specify amount of cash].

The Redemption Price has been computed as follows:

Very truly yours,

WASHINGTON PRIME GROUP, L.P.

By:	WASHINGTON PRIME GROUP INC.,
General Partner

By:
Title: